Consent of Independent Auditors

The Board of Directors and Stockholders
Unique Mobility, Inc.:

We consent to incorporation by reference in the registration statements
(Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325, 33-64852,
33-47454, 33-81430 and 33-92288) on Form S-8 and in the registration statements ( No. 33-61166 and 33-63399) on Form S-3 of Unique Mobility, Inc. of our report dated December 22, 1995 relating to the consolidated balance sheets of Unique Mobility, Inc. and subsidiaries as of October 31, 1995 and 1994 and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended October 31, 1995, which report appears in the October 31, 1995 Annual Report on Form 10-K of Unique Mobility, Inc.


                                        "KPMG Peat Marwick LLP"
                                         KPMG Peat Marwick LLP

Denver, Colorado
January 26, 1996